Exhibit 99.1

For Immediate Release
SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
ITS FIRST QUARTER ENDED MARCH 31, 2009

MT. LAUREL, NEW JERSEY, May 14, 2009 . . . SL INDUSTRIES, INC. (NYSE AMEX:SLI) announced today that revenue for the first quarter ended March 31, 2009 was $36,232,000, compared to $45,361,000 for the first quarter last year. Income from continuing operations was $245,000, or $0.04 per diluted share, compared to income from continuing operations of $1,346,000, or $0.23 per diluted share, for the same period in 2008. In addition, loss from discontinued operations was $196,000 for the first quarter of 2009, compared to a loss from discontinued operations of $212,000 for the same period last year. As a result, for the period ended March 31, 2009, the Company recorded net income of $49,000, or $0.01 per diluted share, compared to net income of $1,134,000, or $0.19 per diluted share, for the same period last year.

The Company reported net new orders of $42,615,000 for the first quarter of 2009, compared to net new orders of $53,189,000 in the first quarter of 2008. Backlog at March 31, 2009 was $55.8 million, as compared to $61.3 million a year earlier.

Commenting on the results, James Taylor, President and Chief Executive Officer of SL Industries, said, “The global economic slowdown did not improve in the first quarter, which impacted the Company’s revenue and financial performance. With little visibility in the marketplace, businesses have suspended and postponed capital investment. Net sales decreased 20% from the first quarter of 2008. In response we took early action to further decrease the Company’s cost structure, reducing factory work time and operating expenses, and to carefully manage current assets. These savings have been effected without sacrificing new product development programs at any of the Company’s business units.”

Taylor continued, “The most significant sales decline was experienced by the Power Electronics Group, which consists of SL Power Electronics Corp., Teal Electronics and MTE Corporation. Sales decreased 23% from the first quarter of 2008 and 22% from the fourth quarter of 2008. Order activity in all of its served markets remains at depressed levels. The Company’s cost reduction efforts and productivity improvements, as well as lower commodity prices, have enabled the Power Electronics Group to maintain gross margin during this period.”

“Engineering and product development efforts have not been reduced. We have seen some market stabilization over the past several weeks. The book-to-bill ratio at both SLPE and Teal has improved to 1.18, as customer inventories have been drawn down to very low levels. In addition, the Power Electronics Group continues to work on a very large number of new customer programs.”

Taylor added, “SL Montevideo Technology was also impacted by lower demand from its customers, particularly in the defense and commercial aerospace markets. Again, we were able to maintain gross margin as a result of cost cutting measures and productivity improvements.”

“RFL Electronics reported relatively consistent results for the first quarter, as its business is less sensitive to general economic activity. RFL has actually experienced an increase in the number of bid requests over the past quarter, although it is impossible to know the timing of these programs. Period activity was largely comprised of smaller aftermarket orders.”

Taylor stated, “On the whole, management’s objective has been to prudently manage the Company’s operations during this severe economic downturn. Capacity and overhead expenses have been reduced to better align costs with business levels. This has enabled the Company to maintain its gross margin despite the unabsorbed overhead costs associated with lower volume. Cash flow remains positive and the Company currently maintains a cash balance of approximately $2 million with no bank debt. At the same time, we continue to move forward on the strategic initiatives necessary to ensure the Company’s growth when the market rebounds. We believe the Company is in a strong competitive position to take advantage of market opportunities when they arise.”

“Notwithstanding the Company’s strong strategic position, we are aware that our shareholders rely on us to take the actions necessary to deliver superior returns, whatever the economic climate. For that reason, the Board of Directors is undertaking a review of strategic alternatives to determine the best course to maximize shareholder value.”

Taylor concluded, “As previously announced, the Board of Directors has established June 3, 2009 as the date of the Annual Shareholders Meeting for shareholders of record on April 29, 2009.  The meeting will be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 65 East 55th Street, New York, New York at 10:00 A.M., Eastern Time.  We look forward to discussing the Company’s businesses with our shareholders at that time.”

About SL Industries
SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's filings and reports with the Securities and Exchange Commission.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

David R. Nuzzo, Chief Financial Officer, Secretary & Treasurer

E-mail:  david.nuzzo@slindustries.com

Phone:  856-727-1500, ext. 5515

Facsimile:  856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$319	$504
Receivables, net	23,059	25,496
Inventories, net	20,895	21,578
Other current assets	6,565	6,063
Total current assets	50,838	53,641

Property, plant and equipment, net	10,307	10,648
Intangible assets, net	28,377	28,600
Other assets	8,154	8,397
Total assets	$97,676	$101,286

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$22,397	$26,419
Long term debt	0	0
Other liabilities	10,009	10,007
Shareholders' equity	65,270	64,860
Total liabilities and shareholders' equity	$97,676	$101,286

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2009	2008

Net sales	$36,232	$45,361

Cost and expenses:
Cost of products sold	24,345	30,572
Engineering and product development	3,251	3,462
Selling, general and administrative	7,357	8,248
Depreciation and amortization	899	916
Total cost and expenses	35,852	43,198

Income from operations	380	2,163
Other income (expense):
Amortization of deferred financing costs	(48)	(22)
Interest income	5	10
Interest expense	(33)	(123)

Income from continuing operations before income taxes	304	2,028

Income tax provision	59	682
Income from continuing operations	245	1,346
(Loss) from discontinued operations (net of tax)	(196)	(212)
Net income	$49	$1,134

Basic net income (loss) per common share
Income from continuing operations	$0.04	$0.23
(Loss) from discontinued operations (net of tax)	(0.03)	(0.04)
Net income	$0.01	$0.19

Diluted net income (loss) per common share
Income from continuing operations	$0.04	$0.23
(Loss) from discontinued operations (net of tax)	(0.03)	(0.04)
Net income	$0.01	$0.19

Shares used in computing basic net income (loss)
per common share	5,933	5,853
Shares used in computing diluted net income (loss)
per common share	5,933	5,972

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2009	2008

Net income	$49	$1,134
Other comprehensive (loss) (net of tax):
Foreign currency translation	(8)	(42)
Comprehensive income	$41	$1,092